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                                                                   Exhibit 11(b)

                           NET INCOME PER SHARE CALCULATION
                       (in thousands, except per share amounts)


                                  Six months ended    Six months ended
                                  NOVEMBER 30, 1996   NOVEMBER 30, 1995
                                  DOLLARS   SHARES    DOLLARS   SHARES

    Net income (loss)             $17,745             $( 853)
                                  -------             -------
                                  -------             -------

    Primary weighted average
     shares of common stock
     outstanding:

    Common stock (a)                        54,868              50,989
    Employee stock options (b)(d)               68                  -
                                            ------              ------
                                            54,936              50,989
                                            ------              ------
                                            ------              ------

    Fully diluted weighted
     average shares of common
     stock outstanding:

    Common stock (a)                        54,868              50,989
    Employee stock options (c)(d)               68                  -
                                            ------              ------
                                            54,936              50,989
                                            ------              ------
                                            ------              ------


    Per share (primary)           $   .32             $( .02)
                                  -------             -------
                                  -------             -------
    Per share (fully diluted)     $   .32             $( .02)
                                  -------             -------
                                  -------             -------



(a) For the six months ended November 30, 1995, does not include 3,880,140 additional shares issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan because such issuance is contingent on future events and would be anti-dilutive in such period.

(b) For the six months ended November 30, 1996, represents the number of shares of common stock issuable on the exercise of dilutive employee stock options granted in July 1996 less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. These purchases were assumed to have been made at the average market price of the common stock during the period.

(c) Same as (b) except that purchases of common stock were assumed to have been made at the higher of either the market price of the common stock at the end of the period or the average market price for the period.

(d) For the six months ended November 30, 1996 and 1995, does not include 1,485,000 shares and 1,500,000 shares, respectively, subject to options granted in July 1995 at an average price of $14.120 per share because such options would have an anti-dilutive effect in such period.


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